Exhibit 10.1

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Vacant Land Contract
FLORIDA ASSOCIATION OF REALTORS®

Portions of this Exhibit 10.1 marked by a [ ] have been omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission.

PARTIES AND DESCRIPTION OF PROPERTY

1. SALE AND PURCHASE: [ ] ("Seller"),
[ ] "Buyer"),
agree to sell and buy on the terms and conditions specified below the property ("Property") described as:
Address: [ ]
Legal Description:
SEE EXHIBIT "A" ATTACHED HERETO [ ]
[ ]
[ ]
including all improvements and the following additional property:
[ ]
[ ]
[ ]

PRICE AND FINANCING

2. PURCHASE PRICE: $ 13,350,000.00 payable by **Buyer** in U.S. funds as follows:

(a) $ ____ Deposit received (checks are subject to clearance) on *6th business day after effective date*

[ ] 10/21/13

by ____ (Signature) for delivery to [ ] (Name of Company ("Escrow Agent"))
(Address of Escrow Agent) [ ]
(Phone # of Escrow Agent) [ ]

(b) $ *750,000.00* Additional deposit to be delivered to Escrow Agent by *end of Feasibility Study Period* or ____ days from Effective Date (10 days if left blank).

[ ] 10/21/13

(c) ____ Total financing (see Paragraph 3 below) (express as a dollar amount or percentage)

(d) $ ____ Other: ____

(e) $ 12,350,000.00 Balance to close (not including **Buyer's** closing costs, prepaid items and prorations). All funds paid at closing must be paid by locally drawn cashier's check, official check or wired funds.

☒ (f) (complete only if purchase price will be determined based on a per unit cost instead of a fixed price) The unit used to determine the purchase price is ☐ ~~lot~~ ☒ acre ☐ square foot ☐ other (specify: ____) prorating areas of less than a full unit. The purchase price ~~will be~~ $ *5,650.00* ~~per unit based~~ on a calculation of total area of the Property as certified to **Buyer** and **Seller** ~~by a Florida-licensed surveyor in accordance with Paragraph 8(c)~~ of this Contract. The following ~~rights-of-way and other~~ areas will be excluded from the calculation:
~~rights-of-way~~ owned by a governmental entity (Federal, State or County) or any water district.

[ ] 10/21/13

3. CASH/FINANCING: (Check as applicable) ☒ **(a) Buyer** will pay cash for the Property with no financing contingency.

☐ (b) This Contract is contingent on **Buyer** qualifying and obtaining the commitment(s) or approval(s) specified below (the "Financing") within ____ days from Effective Date (if left blank then Closing Date or 30 days from Effective Date, whichever occurs first) (the "Financing Period"). **Buyer** will apply for Financing within ____ days from Effective Date (5 days if left blank) and will timely provide any and all credit, employment, financial and other information required by the lender. If **Buyer**, after using diligence and good faith, cannot obtain the Financing within the Financing Period, either party may cancel this Contract and **Buyer's** deposit(s) will be returned after Escrow Agent receives proper authorization from all interested parties.

☐ **(1) New Financing: Buyer** will secure a commitment for new third party financing for $____ or ____% of the purchase price at the prevailing interest rate and loan costs based on Buyer's creditworthiness. **Buyer** will keep **Seller** and Broker fully informed of the loan application status and progress and authorizes the lender or mortgage broker to disclose all such information to **Seller** and Broker.

☐ **(2) Seller Financing: Buyer** will execute a ☐ first ☐ second purchase money note and mortgage to **Seller** in the amount of $____, bearing annual interest at ____% and payable as follows:

The mortgage, note, and any security agreement will be in a form acceptable to **Seller** and will follow forms generally accepted in the county where the Property is located; will provide for a late payment fee and acceleration at the mortgagee's option if **Buyer** defaults; will give **Buyer** the right to prepay without penalty all or part of the principal at any time(s) with interest only to date of payment; will be due on conveyance or sale; will provide for release of contiguous parcels, if applicable; and will require **Buyer** to keep liability insurance on the Property, with **Seller** as additional named insured. **Buyer** authorizes **Seller** to obtain credit, employment and other necessary information to determine creditworthiness for the financing. **Seller** will, within 10 days from Effective Date, give **Buyer** written notice of whether or not **Seller** will make the loan.

☐ (3) **Mortgage Assumption:** **Buyer** will take title subject to and assume and pay existing first mortgage to ______________ LN# ______________ in the approximate amount of $______________ currently payable at $______________ per month including principal, interest, ☐ taxes and insurance and having a ☐ fixed ☐ other (describe) ______________ interest rate of ________ % which ☐ will ☐ will not escalate upon assumption. Any variance in the mortgage will be adjusted in the balance due at closing with no adjustment to purchase price. **Buyer** will purchase **Seller's** escrow account dollar for dollar. If the lender disapproves **Buyer**, or the interest rate upon transfer exceeds ________ % or the assumption/transfer fee exceeds $______________ either party may elect to pay the excess, failing which this agreement will terminate and **Buyer's deposit(s)** will be returned.

☐ 10/21/13

CLOSING

4. CLOSING DATE; OCCUPANCY: This Contract will be closed and the deed and possession delivered on or before March 10, 2014 ("Closing Date"). Unless the Closing Date is specifically extended by the Buyer and Seller or by any other provision in this Contract, the Closing Date shall prevail over all other time periods including, but not limited to, financing and feasibility study periods. If on Closing Date insurance underwriting is suspended, **Buyer** may postpone closing up to 5 days after the insurance suspension is lifted. If this transaction does not close for any reason, **Buyer** will immediately return all **Seller**-provided title evidence, surveys, association documents and other items.

5. CLOSING PROCEDURE; COSTS: Closing will take place in the county where the Property is located and may be conducted by mail or electronic means. If title insurance insures **Buyer** for title defects arising between the title binder effective date and recording of **Buyer's** deed, closing agent will disburse at closing the net sale proceeds to **Seller** (in local cashier's checks if **Seller** requests in writing at least 5 days prior to closing) and brokerage fees to Broker as per Paragraph **17.** In addition to other expenses provided in this Contract, **Seller** and **Buyer** will pay the costs indicated below.

(a) Seller Costs:
Taxes on the deed
Recording fees for documents needed to cure title
Title evidence (if applicable under Paragraph 8)
Other: ☐ ______________

(b) Buyer Costs:
Taxes and recording fees on notes and mortgages
Recording fees on the deed and financing statements
Loan expenses
Lender's title policy at the simultaneous issue rate
Inspections
Survey and sketch
Insurance
Other: ______________

(c) Title Evidence and Insurance: Check (1) or (2):
☒ (1) The title evidence will be a Paragraph 8(a)(1) owner's title insurance commitment. ☐ **Seller** will select the title agent and will pay for the owner's title policy, search, examination and related charges or ☒ **Buyer** will select the title agent and pay for the owner's title policy, search, examination and related charges or ☐ **Buyer** will select the title agent and **Seller** will pay for the owner's title policy, search, examination and related charges.
☐ (2) **Seller** will provide an abstract as specified in Paragraph 8(a)(2) as title evidence. ☐ **Seller** ☐ **Buyer** will pay for the owner's title policy and select the title agent. **Seller** will pay fees for title searches prior to closing, including tax search and lien search fees, and **Buyer** will pay fees for title searches after closing (if any), title examination fees and closing fees.

(d) Prorations: The following items will be made current and prorated as of the day before Closing Date: real estate taxes, interest, bonds, assessments, leases and other Property expenses and revenues. If taxes and assessments for the current year cannot be determined, the previous year's rates will be used with adjustment for any exemptions.

PROPERTY TAX DISCLOSURE SUMMARY: BUYER SHOULD NOT RELY ON THE SELLER'S CURRENT PROPERTY TAXES AS THE AMOUNT OF PROPERTY TAXES THAT **BUYER** MAY BE OBLIGATED TO PAY IN THE YEAR SUBSEQUENT TO PURCHASE. A CHANGE OF OWNERSHIP OR PROPERTY IMPROVEMENTS TRIGGERS REASSESSMENTS OF THE PROPERTY THAT COULD RESULT IN HIGHER PROPERTY TAXES. IF YOU HAVE ANY QUESTIONS CONCERNING VALUATION, CONTACT THE COUNTY PROPERTY APPRAISER'S OFFICE FOR FURTHER INFORMATION.

(e) Special Assessment by Public Body: Regarding special assessments imposed by a public body, **Seller** will pay (i) the full amount of liens that are certified, confirmed and ratified before closing and (ii) the amount of the last estimate of the assessment if an improvement is substantially completed as of Effective Date but has not resulted in a lien before closing, and **Buyer** will pay all other amounts. If special assessments may be paid in installments ☐ **Buyer** ☐ **Seller** (if left blank, **Buyer**) shall pay installments due after closing. If Seller is checked, Seller will pay the assessment in full prior to or at the time of closing. Public body does not include a Homeowner Association or Condominium Association.

(f) Tax Withholding: If **Seller** is a "foreign person" as defined by FIRPTA, Section 1445 of the Internal Revenue Code requires **Buyer** to withhold 10% of the amount realized by the **Seller** on the transfer and remit the withheld amount to the Internal Revenue Service (IRS) unless an exemption applies. The primary exemptions are (1) **Seller** provides **Buyer** with an affidavit that **Seller** is not a "foreign person", (2) **Seller** provides **Buyer** with a Withholding Certificate providing for reduced or eliminated withholding, or (3) the gross sales price is $300,000 or less, **Buyer** is an individual who purchases the Property to use as a residence, and **Buyer** or a member of **Buyer's** family has definite plans to reside at the Property for at least 50% of the number of days the Property is in use during each of the first two 12 month periods after transfer. The IRS requires **Buyer** and **Seller** to have a U.S. federal taxpayer identification number ("TIN"). **Buyer** and **Seller** agree to execute and deliver as directed any instrument, affidavit or statement reasonably necessary to comply with FIRPTA requirements including applying for a TIN within 3 days from Effective Date and delivering their respective TIN or Social Security numbers to the Closing Agent. If **Seller** applies for a withholding certificate but the application is still pending as of closing, **Buyer** will place the 10% tax in escrow at **Seller's** expense to be disbursed in accordance with the final determination of the IRS, provided **Seller** so requests and gives **Buyer** notice of the pending application in accordance with Section 1445. If **Buyer** does not pay sufficient cash at closing to meet the withholding requirement, **Seller** will deliver to **Buyer** at closing the additional cash necessary to satisfy the requirement. **Buyer** will timely disburse the funds to the IRS and provide **Seller** with copies of the tax forms and receipts.

(g) 1031 Exchange: If either **Seller** or **Buyer** wishes to enter into a like-kind exchange (either simultaneously with closing or after) under Section 1031 of the Internal Revenue Code ("Exchange"), the other party will cooperate in all reasonable respects to effectuate the Exchange including executing documents; provided, however, that the cooperating party will incur no liability or cost related to the Exchange and that the closing shall not be contingent upon, extended or delayed by the Exchange.

PROPERTY CONDITION

6. LAND USE: **Seller** will deliver the Property to **Buyer** at the time agreed in its present "as is" condition, with conditions resulting from **Buyer's** inspections and casualty damage, if any, excepted. **Seller** will maintain the landscaping and grounds in a comparable condition and will not engage in or permit any activity that would materially alter the Property's condition without the **Buyer's** prior written consent.

(a) Flood Zone: **Buyer** is advised to verify by survey, with the lender and with appropriate government agencies which flood zone the Property is in, whether flood insurance is required and what restrictions apply to improving the Property and rebuilding in the event of casualty.

(b) Government Regulation: **Buyer** is advised that changes in government regulations and levels of service which affect **Buyer's** intended use of the Property will not be grounds for canceling this Contract if the Feasibility Study Period has expired or if **Buyer** has checked choice (c)(2) below.

(c) Inspections: *(check (1) or (2) below)*

☒ **(1) Feasibility Study:** **Buyer** will, at **Buyer's** expense and within __*120*__ days from Effective Date ("Feasibility Study Period"), determine whether the Property is suitable, in **Buyer's** sole and absolute discretion, for ***such uses as the Buyer deems applicable.***

During the Feasibility Study Period, **Buyer** may conduct a Phase I environmental assessment and any other tests, analyses, surveys and investigations ("Inspections") that **Buyer** deems necessary to determine to **Buyer's** satisfaction the Property's engineering, architectural and environmental properties; zoning and zoning restrictions; subdivision statutes; soil and grade; availability of access to public roads, water, and other utilities; consistency with local, state and regional growth management plans; availability of permits, government approvals, and licenses; and other inspections that **Buyer** deems appropriate to determine the Property's suitability for the **Buyer's** intended use. If the Property must be rezoned, **Buyer** will obtain the rezoning from the appropriate government agencies. **Seller** will sign all documents **Buyer** is required to file in connection with development or rezoning approvals.

Seller gives **Buyer**, its agents, contractors and assigns, the right to enter the Property at any time during the Feasibility Study Period for the purpose of conducting Inspections; provided, however, that **Buyer**, its agents, contractors and assigns enter the Property and conduct Inspections at their own risk. **Buyer** will indemnify and hold **Seller** harmless from losses, damages, costs, claims and expenses of any nature, including attorneys' fees, from expenses and liability incurred in application for rezoning or related proceedings, and from liability to any person, arising from the conduct of any and all Inspections or any work authorized by **Buyer**. **Buyer** will not engage in any activity that could result in a construction lien being filed against the Property without **Seller's** prior written consent. If this transaction does not close, **Buyer** will, at **Buyer's** expense, (1) repair all damages to the Property resulting from the Inspections and return the Property to the condition it was in prior to conduct of the Inspections, and (2) release to **Seller** all reports and other work generated as a result of the Inspections.

Buyer will deliver written notice to **Seller** prior to the expiration of the Feasibility Study Period of **Buyer's** determination of whether or not the Property is acceptable. **Buyer's** failure to comply with this notice requirement will constitute acceptance of the Property as suitable for **Buyer's** intended use in its "as is" condition. If the Property is unacceptable to **Buyer** and written notice of this fact is timely delivered to **Seller**, this Contract will be deemed terminated as of the day after the Feasibility Study period ends and **Buyer's** deposit(s) will be returned after Escrow Agent receives proper authorization from all interested parties.

☐ **(2) No Feasibility Study:** **Buyer** is satisfied that the Property is suitable for **Buyer's** purposes, including being satisfied that either public sewerage and water are available to the Property or the Property will be approved for the installation of a well and/or private sewerage disposal system and that existing zoning and other pertinent regulations and restrictions, such as subdivision or deed restrictions, concurrency, growth management and environmental conditions, are acceptable to **Buyer**. This Contract is not contingent on **Buyer** conducting any further investigations.

(d) **Subdivided Lands:** If this Contract is for the purchase of subdivided lands, defined by Florida Law as "(a) Any contiguous land which is divided or is proposed to be divided for the purpose of disposition into 50 or more lots, parcels, units, or interests; or (b) Any land, whether contiguous or not, which is divided or proposed to be divided into 50 or more lots, parcels, units, or interests which are offered as a part of a common promotional plan.", **Buyer** may cancel this Contract for any reason whatsoever for a period of 7 business days from the date on which **Buyer** executes this Contract. If **Buyer** elects to cancel within the period provided, all funds or other property paid by **Buyer** will be refunded without penalty or obligation within 20 days of the receipt of the notice of cancellation by the developer.

7. RISK OF LOSS; EMINENT DOMAIN: If any portion of the Property is materially damaged by casualty before closing, or **Seller** negotiates with a governmental authority to transfer all or part of the Property in lieu of eminent domain proceedings, or if an eminent domain proceeding is initiated, **Seller** will promptly inform **Buyer**. Either party may cancel this Contract by written notice to the other within 10 days from **Buyer's** receipt of **Seller's** notification, failing which **Buyer** will close in accordance with this Contract and receive all payments made by the government authority or insurance company, if any.

TITLE

8. TITLE: Seller will convey marketable title to the Property by statutory warranty deed or trustee, personal representative or guardian deed as appropriate to **Seller's** status.

(a) Title Evidence: Title evidence will show legal access to the Property and marketable title of record in **Seller** in accordance with current title standards adopted by the Florida Bar, subject only to the following title exceptions, none of which prevent **Buyer's** intended use of the Property

*** ____;

covenants, easements and restrictions of record; matters of plat; existing zoning and government regulations; oil, gas and mineral rights of record if there is no right of entry; current taxes; mortgages that **Buyer** will assume; and encumbrances that **Seller** will discharge at or before closing. **Seller** will deliver to **Buyer Seller's** choice of one of the following types of title evidence, which must be generally accepted in the county where the Property is located (specify in Paragraph **5(c)** the selected type). Seller will use option (1) in Palm Beach County and option (2) in Dade County.

(1) A title insurance commitment issued by a Florida-licensed title insurer in the amount of the purchase price and subject only to title exceptions set forth in this Contract and delivered no later than 2 days before Closing Date.

(2) An existing abstract of title from a reputable and existing abstract firm (if firm is not existing, then abstract must be certified as correct by an existing firm) purporting to be an accurate synopsis of the instruments affecting title to the Property recorded in the public records of the county where the Property is located and certified to Effective Date. However if such an abstract is not available to **Seller**, then a **prior owner's title policy** acceptable to the proposed insurer as a base for reissuance of coverage. **Seller** will pay for copies of all policy exceptions and an update in a format acceptable to **Buyer's** closing agent from the policy effective date and certified to **Buyer** or **Buyer's** closing agent, together with copies of all documents recited in the prior policy and in the update. If a prior policy is not available to **Seller** then (1) above will be the title evidence. Title evidence will be delivered no later than 10 days before Closing Date.

(b) Title Examination: Buyer will examine the title evidence and deliver written notice to **Seller**, within 5 days from receipt of title evidence but no later than closing, of any defects that make the title unmarketable. **Seller** will have 30 days from receipt of **Buyer's** notice of defects ("Curative Period") to cure the defects at **Seller's** expense. If **Seller** cures the defects within the Curative Period, **Seller** will deliver written notice to **Buyer** and the parties will close the transaction on Closing Date or within 10 days from **Buyer's** receipt of **Seller's** notice if Closing Date has passed. If **Seller** is unable to cure the defects within the Curative Period, **Seller** will deliver written notice to **Buyer** and **Buyer** will, within 10 days from receipt of **Seller's** notice, either cancel this Contract or accept title with existing defects and close the transaction.

(c) Survey: Buyer may, prior to Closing Date and at **Buyer's** expense, have the Property surveyed and deliver written notice to **Seller**, within 5 days from receipt of survey but no later than 5 days prior to closing, of any encroachments on the Property, encroachments by the Property's improvements on other lands or deed restriction or zoning violations. Any such encroachment or violation will be treated in the same manner as a title defect and **Buyer's** and **Seller's** obligations will be determined in accordance with subparagraph **(b)** above.

(d) Coastal Construction Control Line: If any part of the Property lies seaward of the coastal construction control line as defined in Section 161.053 of the Florida Statutes, **Seller** shall provide **Buyer** with an affidavit or survey as required by law delineating the line's location on the Property, unless **Buyer** waives this requirement in writing. The Property being purchased may be subject to coastal erosion and to federal, state, or local regulations that govern coastal property, including delineation of the coastal construction control line, rigid coastal protection structures, beach nourishment, and the protection of marine turtles. Additional information can be obtained from the Florida Department of Environmental Protection, including whether there are significant erosion conditions associated with the shoreline of the Property being purchased.

☒ Buyer waives the right to receive a CCCL affidavit or survey.

MISCELLANEOUS

9. EFFECTIVE DATE; TIME; FORCE MAJEURE:

(a) Effective Date: The "Effective Date" of this Contract is the date on which the last of the parties initials or signs and delivers final offer or counteroffer. **Time is of the essence for all provisions of this Contract.**

(b) Time:

calendar days

All time periods expressed as days will be computed in ~~business days (a "business day" is every calendar day except Saturday, Sunday and national legal holidays).~~ If any deadline falls on a Saturday, Sunday or national legal holiday, performance will be due the next business day. All time periods will end at 5:00 p.m. local time (meaning in the county where the Property is located) of the appropriate day.

(c) **Force Majeure: Buyer** or **Seller** shall not be required to perform any obligation under this Contract or be liable to each other for damages so long as the performance or non-performance of the obligation is delayed, caused or prevented by an act of God or force majeure. An "act of God" or "force majeure" is defined as hurricanes, earthquakes, floods, fire, unusual transportation delays, wars, insurrections and any other cause not reasonably within the control of the **Buyer** or **Seller** and which by the exercise of due diligence the non-performing party is unable in whole or in part to prevent or overcome. All time periods, including Closing Date, will be extended (not to exceed 30 days) for the period that the force majeure or act of God is in place. In the event that such "act of God" or "force majeure" event continues beyond the 30 days in this sub-paragraph, either party may cancel the Contract by delivering written notice to the other and **Buyer's** deposit shall be refunded.

10. NOTICES: All notices shall be in writing and will be delivered to the parties and Broker by mail, personal delivery or electronic media. **Buyer's failure to deliver timely written notice to Seller, when such notice is required by this Contract, regarding any contingencies will render that contingency null and void and the Contract will be construed as if the contingency did not exist. Any notice, document or item delivered to or received by an attorney or licensee (including a transaction broker) representing a party will be as effective as if delivered to or by that party.**

11. COMPLETE AGREEMENT: This Contract is the entire agreement between **Buyer** and **Seller**. **Except for brokerage agreements, no prior or present agreements will bind Buyer, Seller or Broker unless incorporated into this Contract.** Modifications of this Contract will not be binding unless in writing, signed or initialed and delivered by the party to be bound. This Contract, signatures, initials, documents referenced in this Contract, counterparts and written modifications communicated electronically or on paper will be acceptable for all purposes, including delivery, and will be binding. Handwritten or typewritten terms inserted in or attached to this Contract prevail over preprinted terms. If any provision of this Contract is or becomes invalid or unenforceable, all remaining provisions will continue to be fully effective. **Buyer** and **Seller** will use diligence and good faith in performing all obligations under this Contract. This Contract will not be recorded in any public records.

12. ASSIGNABILITY; PERSONS BOUND: Buyer may **not** assign this Contract without **Seller's** written consent. The terms "**Buyer**", "**Seller**", and "Broker" may be singular or plural. This Contract is binding on the heirs, administrators, executors, personal representatives and assigns (if permitted) of **Buyer, Seller** and Broker.

DEFAULT AND DISPUTE RESOLUTION

13. DEFAULT: (a) Seller Default: If for any reason other than failure of **Seller** to make **Seller's** title marketable after diligent effort, **Seller** fails, refuses or neglects to perform this Contract, **Buyer** may choose to receive a return of **Buyer's** deposit without waiving the right to seek damages or to seek specific performance as per Paragraph **14**. **Seller** will also be liable to Broker for the full amount of the brokerage fee. **(b) Buyer Default:** If **Buyer** fails to perform this Contract within the time specified, including timely payment of all deposits, **Seller** may choose to retain and collect all deposits paid and agreed to be paid as liquidated damages or to seek specific performance as per Paragraph **14**; and Broker will, upon demand, receive 50% of all deposits paid and agreed to be paid (to be split equally among Brokers) up to the full amount of the brokerage fee.

14. DISPUTE RESOLUTION: This Contract will be construed under Florida law. All controversies, claims, and other matters in question arising out of or relating to this transaction or this Contract or its breach will be settled as follows:

(a) Disputes concerning entitlement to deposits made and agreed to be made: Buyer and **Seller** will have 30 days from the date conflicting demands are made to attempt to resolve the dispute through **mediation**. If that fails, Escrow Agent will submit the dispute, if so required by Florida law, to Escrow Agent's choice of arbitration, a Florida court or the Florida Real Estate Commission. ("FREC"). Buyer and Seller will be bound by any resulting award, judgment or order. A broker's obligation under Chapter 475, FS and the FREC rules to timely notify the FREC of an escrow dispute and timely resolve the escrow dispute through mediation, arbitration, interpleader, or an escrow disbursement order, if the broker so chooses, applies only to brokers and does not apply to title companies, attorneys or other escrow companies.

(b) All other disputes: Buyer and **Seller** will have 30 days from the date **a** dispute arises between them to attempt to resolve the matter through mediation, failing which the parties will resolve the dispute through neutral binding **arbitration** in the county where the Property is located. The arbitrator may not alter the Contract terms or award any remedy not provided for in this Contract. The award will be based on the greater weight of the evidence and will state findings of fact and the contractual authority on which it is based. If the parties agree to use discovery, it will be in accordance with the Florida Rules of Civil Procedure and the arbitrator will resolve all discovery-related disputes. Any disputes with a real estate licensee named in Paragraph **17** will be submitted to arbitration only if the licensee's broker consents in writing to become a party to the proceeding. This clause will survive closing.

(c) Mediation and Arbitration; Expenses: "Mediation" is a process in which parties attempt to resolve a dispute by submitting it to an impartial mediator who facilitates the resolution of the dispute but who is not empowered to impose a settlement on the parties. Mediation will be in accordance with the rules of the American Arbitration Association ("AAA") or other mediator agreed on by the parties. The parties will equally divide the mediation fee, if any. "Arbitration" is a process in which the parties resolve a dispute by a hearing before a neutral person who decides the matter and whose decision is binding on the parties. Arbitration will be in accordance with the rules of the AAA or other arbitrator agreed on by the parties. Each party to any arbitration will pay its own fees, costs and expenses, including attorneys' fees, and will equally split the arbitrators' fees and administrative fees of arbitration. In a civil action to enforce an arbitration award, the prevailing party to the arbitration shall be entitled to recover from the nonprevailing party reasonable attorneys' fees, costs and expenses.

ESCROW AGENT AND BROKER

15. ESCROW AGENT: Buyer and **Seller** authorize Escrow Agent to receive, deposit and hold funds and other items in escrow and, subject to clearance, disburse them upon proper authorization and in accordance with Florida law and the terms of this Contract, including disbursing brokerage fees. The parties agree that Escrow Agent will not be liable to any person for misdelivery of escrowed items to **Buyer** or **Seller**, unless the misdelivery is due to Escrow Agent's willful breach of this Contract or gross negligence. If Escrow Agent interpleads the subject matter of the escrow, Escrow Agent will pay the filing fees and costs from the deposit and will recover reasonable attorneys' fees and costs to be paid from the escrowed funds or equivalent and charged and awarded as court costs in favor of the prevailing party. All claims against Escrow Agent will be arbitrated, so long as Escrow Agent consents to arbitrate.

16. PROFESSIONAL ADVICE; BROKER LIABILITY: Broker advises **Buyer** and **Seller** to verify all facts and representations that are important to them and to consult an appropriate professional for legal advice (for example, interpreting contracts, determining the effect of laws on the Property and transaction, status of title, foreign investor reporting requirements, the effect of property lying partially or totally seaward of the Coastal Construction Control Line, etc.) and for tax, property condition, environmental and other specialized advice. **Buyer** acknowledges that Broker does not reside in the Property and that all representations (oral, written or otherwise) by Broker are based on **Seller** representations or public records. **Buyer agrees to rely solely on Seller, professional inspectors and governmental agencies for verification of the Property condition and facts that materially affect Property value. Buyer** and **Seller** respectively will pay all costs and expenses, including reasonable attorneys' fees at all levels, incurred by Broker and Broker's officers, directors, agents and employees in connection with or arising from **Buyer's** or **Seller's** misstatement or failure to perform contractual obligations. **Buyer and Seller** hold harmless and release Broker and Broker's officers, directors, agents and employees from all liability for loss or damage based on **(1) Buyer's** or **Seller's** misstatement or failure to perform contractual obligations; **(2)** Broker's performance, at **Buyer's** and/or **Seller's** request, of any task beyond the scope of services regulated by Chapter 475, F.S., as amended, including Broker's referral, recommendation or retention of any vendor; **(3)** products or services provided by any vendor; and **(4)** expenses incurred by any vendor. **Buyer and Seller** each assume full responsibility for selecting and compensating their respective vendors. This paragraph will not relieve Broker of statutory obligations. For purposes of this paragraph, Broker will be treated as a party to this Contract. This paragraph will survive closing.

17. BROKERS: The licensee(s) and brokerage(s) named below are collectively referred to as "Broker." **Instruction to Closing Agent: Seller** and **Buyer** direct closing agent to disburse at closing the full amount of the brokerage fees as specified in separate brokerage agreements with the parties and cooperative agreements between the brokers, except to the extent Broker has retained such fees from the escrowed funds. In the absence of such brokerage agreements, closing agent will disburse brokerage fees as indicated below. This paragraph will not be used to modify any MLS or other offer of compensation made by **Seller** or listing broker to cooperating brokers.

______________________________	______________________________
Selling Sales Associate/License No. ____________	*Selling Firm/Brokerage Fee: ($ or % of Purchase Price)* ____________
______________________________	______________________________
Listing Sales Associate/License No. ____________	*Listing Firm/Brokerage Fee: ($ or % of Purchase Price)* ____________

ADDITIONAL TERMS

18. ADDITIONAL TERMS:

SEE ADDENDUM ATTACHED HERETO AND INCORPORATED HEREIN BY REFERENCE.

This is intended to be a legally binding contract. If not fully understood, seek the advice of an attorney prior to signing.

OFFER AND ACCEPTANCE

(**Check if applicable:** ☐ **Buyer** received a written real property disclosure statement from **Seller** before making this Offer.) **Buyer** offers to purchase the Property on the above terms and conditions. Unless this Contract is signed by **Seller** and a copy delivered to **Buyer** no later than __________ ☐ a.m. ☐ p.m. on ______________________ this offer will be revoked and **Buyer's** deposit refunded subject to clearance of funds.

COUNTER OFFER / REJECTION

☐ **Seller** counters **Buyer's** offer (to accept the counter offer, **Buyer** must sign or initial the counter offered terms and deliver a copy of the acceptance to **Seller**. Unless otherwise stated, the time for acceptance of any counteroffers shall be 2 days from the date the counter is delivered. ☐ **Seller** rejects **Buyer's** offer.

Date: 10/5/13 **Buyer:** ______________________
Print name: ______________________

Date: ______________ **Buyer:** ______________________
Phone: ______________ Print name: ______________________
Fax: ______________ Address: ______________________
Email: ______________ ______________________

Date: 10/7/13 **Seller:** ______________________
Print name: ______________________

Date: ______________ **Seller:** ______________________
Phone: ______________ Print name: ______________________
Fax: ______________ Address: ______________________
Email: ______________ ______________________

Effective Date: ______________________ (The date on which the last party signed or initialed and delivered the final offer or counteroffer.)

Buyer (________) (________) **and Seller** (________) (________) acknowledge receipt of a copy of this page, which is Page 7 of 7 Pages.

ALTA STAR

EXHIBIT "A"

LEGAL DESCRIPTION

The hereinafter described parcels all situate in Okeechobee County, Florida:

Parcel I:
Tax I.D. Number [ ]

[ ]

Parcel II:
Tax I.D. Number [ ]

[ ]

Parcel III:
Tax I.D. Number [ ]

[ ]

Parcel IV:
Tax I.D. Number [ ]

[ ]

[ ] [ ]

ADDENDUM TO VACANT LAND CONTRACT

THIS ADDENDUM (Addendum") is entered into by and between , as Trustee of the ("Buyer") and a Florida limited liability company, ("Seller") and amends and modifies the Vacant Land Contract ("Contract") to which it is attached, for property located on in Okeechobee County, Florida, consisting of acres ("Property"). Any discrepancies between this Addendum and the Contract shall be construed in favor of this Addendum.

10/21/13

~~A. Seller Lease Back. The parties acknowledge that the Seller currently uses the Property as a . The Seller shall lease back the Property for a period of 24 months from the date of closing for the sum of $1.00 and shall maintain the agricultural property tax exemptions on the Property during the term of the lease.~~

10/21/13

B. All [ ] inventory shall remain and become property of Buyer at Closing.

~~B. Inventory. The Seller shall retain ownership of the [ ], and shall have 90 days after expiration of the lease to remove any inventory which the Seller desires to retain. Any inventory remaining on the Property after the 90 days shall become the property of the Buyer.~~

10/21/13

C. Feasibility Study Period. Buyer may extend the Feasibility Study Period for 1 periods of 30 days upon written notice of extension accompanied by a non-refundable extension fee of $50,000.00 for the extension. The extension fee shall be deemed compensation for the extension, and shall not be credited to the Buyer at closing. ~~The extension exercised by the Buyer shall result in a corresponding 30 day extension of the Closing Date.~~ Buyer may terminate during the Feasibility Study Period at the Buyer's sole discretion, without giving a stated reason.

10/21/13

D. Brokerage Commission. Seller shall pay a real estate sales commission ("Commission") to

E. Closing Fee. The closing fee to the Closing Agent shall be of the Purchase Price ("Closing Fee") and shall be split equally (i.e. of the Purchase Price each) between the Buyer and the Seller.

F. Assignability. The Buyer shall have the right to assign the Contract to a Successor Trustee or to the Beneficiary or Beneficiaries of the Land Trust.

G. Acknowledgement of Land Trust. The parties acknowledge that the Buyer is a Land Trust created pursuant to F.S. §689.071 and the Trustee has no personal liability under the Contract in his individual capacity.

H. Closing and Escrow Agent Disclosure. The law firm of shall be the Closing Agent and the Escrow Agent. It is disclosed that the Trustee is an equity member of The parties acknowledge that represent the interests of the Buyer only.

10/21/13

I. Net Purchase Price. Notwithstanding the Purchase Price of $5,650.00 per acre, the parties agree that the "Net" to Seller shall not be less than $5,500.00 per acre, based on the actual acreage as determined by a survey. The "Net" to Seller shall be the Purchase Price less only the Commission and Closing Fee. Documentary stamp taxes on the deed, proration of real estate taxes and assessments, recording fees to cure title defects, and Seller's attorney's fees shall not be factored in determining the "Net" to Seller.

J. Facsimile. Telephonically transmitted facsimile copies, or electronically transmitted scanned copies, of the Contract and this Addendum, and any signatures thereon, shall be considered for all purposes as originals.

K. Counterparts. The Contract and this Addendum may be executed in two or more counterparts, each of which shall be, and shall be taken to be, an original, and all collectively deemed one instrument.

"Buyer"

[ ]

Date: 10/5/13

"Seller"

By: [ ]

Date: 10/7/13